Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 31, 2013, by and between ‘mktg, inc.’, a Delaware corporation with its principal place of business at 75 Ninth Avenue, New York, New York 10011 (the “Company”) and CHARLIE HORSEY, an individual residing at 11 Edgewood Rd., Madison, New Jersey 07940 (“Executive”).

W I T N E S S E T H :

WHEREAS, Executive currently serves as the Company’s President and Chief Executive Officer pursuant to that certain Employment Agreement between the Company and Executive dated as of June 30, 2008, as amended by an Amendment to Employment Agreement dated as of December 22, 2008 and a Second Amendment to Employment Agreement dated as of May 12, 2010 (as so amended, the “Original Employment Agreement”);

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, subject to the terms and conditions set forth below;

WHEREAS, this Agreement shall be effective upon November 1, 2013 (the “Effective Date”); and

WHEREAS, this Agreement amends, restates and supersedes in its entirety the Original Employment Agreement, and the Original Employment Agreement shall automatically terminate as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.           Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company for the period and on the terms and conditions set forth in this Agreement.

2.           Position, Employment Duties and Responsibilities. Executive shall be employed as the Company’s President and Chief Executive Officer, subject to such reasonable duties and responsibilities granted, and restrictions imposed by the Company’s Board of Directors (the “Board”), and subject to the Company’s company policies and procedures. In addition, so long as Executive remains the Company’s Chief Executive Officer, the Company will nominate Executive to serve on the Board of Directors and serve as Chairman of the Board. Throughout the term of this Agreement, Executive shall devote his entire working time, energy and skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, and subject to the prior approval of the Board not to be reasonably withheld, Executive shall be permitted to serve as a member of the board of directors of a limited number of other organizations, to the extent such service would not result in a conflict with Executive’s duties to the Company or interfere with the proper performance of Executive’s duties and responsibilities hereunder.

3.           Working Facilities. Executive will work out of offices of the Company located in New York, New York.

4.           Compensation and Benefits.

4.1           Base Salary. For all of the services rendered by Executive to the Company, the Company shall pay to Executive an initial annual base salary of five hundred thousand dollars ($500,000), payable in reasonable periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. In the event that during term the Company achieves aggregate EBITDA (as defined below), for the most recent period of four consecutive fiscal quarters (“LTM EBITDA”) in excess of (i) $10 million, Executive’s annual base salary shall be increased to five hundred fifty thousand dollars ($550,000), or (ii) $15 million, Executive’s annual base salary shall be increased to six hundred thousand dollars ($600,000). If following any increase in Executive’s annual base salary under the preceding sentence, the Company’s LTM EBITDA decreases below $10 million or $15 million, as applicable, for two consecutive periods of four fiscal quarters (e.g., if following a salary increase under the preceding sentence, LTM EBITDA as of both September 30, 2014 and December 31, 2014 is below $10 million or $15 million), Executive’s annual base salary shall revert to either $500,000 (if LTM EBITDA for both periods is below $10 million) or $550,000 (if LTM EBITDA for both periods is more than $10 million but less than $15 million). Each adjustment to Executive’s base salary under this Section 4.1 shall be effective as of the first day of the month following the month in which the Company issues financial statements for the quarter that requires such adjustment. Executive’s annual base salary may be further increased (but not decreased) from time to time as the Board may determine in its sole discretion.

4.2           Signing Bonus. The Executive shall be entitled to a signing bonus in the amount of one hundred fifty thousand dollars ($150,000), which shall be payable in full on the Effective Date.

4.3           Annual Performance Bonuses.

(a)           EBITDA Bonus. During the term of this Agreement, Executive shall be entitled to receive an annual incentive cash bonus with respect to each fiscal year of the Company, equal to four percent (4%) of Pre-Bonus EBITDA (as defined below) for such year to the extent that the Company’s Pre-Bonus EBITDA for such year equal’s the target approved of by the Board for such year (the “PB EBITDA Target”). In the event the Company achieves Pre-Bonus EBITDA for a fiscal year less than the PB EBITDA Target but in excess of 80% of the PB EBITDA Target (the “Threshold EBITDA”), Executive shall be entitled to a bonus equal to (a) four percent (4%) of the PB EBITDA Target, multiplied by (b) a fraction, the numerator of which shall be the amount by which actual Pre-Bonus EBITDA achieved by the Company for such fiscal year exceeds the Threshold EBITDA for such year, and the denominator of which shall be the amount by which the PB EBITDA Target for such fiscal year exceeds the Threshold EBITDA for such year. In the event Pre-Bonus EBITDA in any fiscal year exceeds the PB EBITDA Target for such year, Executive’s bonus payable under this Section 4.3(a) shall be increased so as to equal the sum of (i) four percent (4%) of the PB EBITDA Target for such year, plus (ii) the Applicable Percentage (defined below) of the amount by which actual Pre-Bonus EBITDA for such year exceeds the PB EBITDA Target for such year. The “Applicable Percentage” shall be a percentage of between 4.0% and up to a maximum of 10%, increasing by 0.5% for each 1% increase in actual Pre-Bonus EBITDA over the PB EBITDA Target. By way of example, assuming the PB EBITDA Target for a fiscal year is $10 million, if (i) actual Pre-Bonus EBITDA for such year is $10.1 million, the Applicable Percentage will be 4.5%, (ii) actual Pre-Bonus EBITDA for such year is $10.2 million, the Applicable Percentage will be 5.0%, and (iii) actual Pre-Bonus EBITDA for such year is $11.2 million, the Applicable Percentage will be 10.0%. Attached as Schedule A hereto is a schedule illustrating in greater detail the bonuses payable under this Section 4.3(a).

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(b)           Participation in Supplemental Bonus Pool. In addition to performance bonuses to be paid to Executive under Section 4.3(a) and to other executives of the Company as a result of actual Pre-Bonus EBITDA in a fiscal year exceeding Threshold EBITDA for such year, the Company shall make available to senior executives of the Company, including Executive, a supplemental bonus pool (the “Supplemental Bonus Pool”) with respect to any fiscal year in which Adjusted EBITDA (as defined below) exceeds both (i) 20% of the Company’s operating revenue for such year, and (ii) 110% of Adjusted EBITDA for the preceding fiscal year. The Supplemental Bonus Pool shall be equal to 36% of the amount by which Adjusted EBITDA for such fiscal year exceeds 20% of the Company’s operating revenue for such year, and shall be allocated among the Executive and other executives of the Company as determined by the Board and the Executive.

(c)           Definitions. For purposes of this Section 4.3

(i) “Adjusted EBITDA” for any fiscal year means the Company’s EBITDA for such year, plus all Public Company Expenses incurred by the Company in such year;

(ii) “EBITDA” for any period shall be the Company’s operating income for such period, plus interest, tax, depreciation and amortization expense for such period, plus share based compensation expense for such period, in each case, calculated in accordance with generally accepted accounting principles and consistent with the Company’s current calculation of “Modified EBITDA” in the reports it files with the Securities and Exchange Commission (the “SEC”); provided, however, that EBITDA shall be (A) increased by the amount of (i) any extraordinary losses in such period, and (ii) the Company’s interest in the net income in such period of any majority-owned subsidiaries (as adjusted to reflect any minority interest in such subsidiary), and (B) decreased by the amount of (i) any extraordinary gains in such period, and (ii) the Company’s interest in the net loss in such period of any majority-owned subsidiaries (as adjusted to reflect any minority interest in such subsidiary).

(iii) “Pre-Bonus EBITDA” for any fiscal year means the Company’s EBITDA for such year, before giving effect to any bonuses paid to executive officers of the Company (including to the Executive pursuant to this Agreement); and

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(iv) “Public Company Expenses” shall consist of (a) printing, filing and legal fees incurred by the Company in connection with the filing of periodic reports, proxy statements and other reports and statements with the SEC, (b) fees payable to the Company’s stock transfer agent, (c) fees payable to the Company’s directors for serving on the Board or any committee thereof, (d) fees payable to the Company’s independent auditors in connection with the review of its quarterly financial statements and audit of its annual financial statements in excess of $100,000 in any fiscal year, and (e) other similar fees approved of by the Board as constituting Public Company Expenses hereunder.

(c)           Calculation and Timing of Payment. All calculation of bonuses payable to the Executive under this Section 4.3 Agreement with respect to any fiscal year will be made in good faith by the Compensation Committee of the Board (or if there is then no such Committee, by the entire Board), based on the Company’s audited financial statements for such fiscal year, and will be paid within ten (10) business days following the completion of such audit. Executive shall only be entitled to payment of bonuses due to him under this Section 4.3 to the extent Executive is an employee of the Company on the date such bonus is paid or required to be paid; provided, however, that in the event Executive’s employment with the Company is terminated following the completion of a fiscal year but prior to the payment of bonuses with respect to such fiscal year, and such termination was by the Company without Cause (as defined in Section 7), due to the Executive’s death or disability, or by the Executive for Good Reason (as defined in Section 5.3), then the Executive or his estate, as applicable, shall be entitled to the payment of all bonuses under this Section 4.3 for such completed fiscal year as if Executive were an employee of the Company.

4.4           Employee Benefits. Executive shall be entitled to participate in and be provided with health insurance, life insurance and other benefit plans and programs offered to and or made available to the Company’s employees. In addition, Executive shall be entitled to paid holidays in accordance with the Company’s regular policy and twenty days of vacation in each calendar year and reasonable absences for illness. Any vacation time not taken during any calendar year of employment shall not be carried into any subsequent calendar year, and the Company shall not be obligated to pay Executive for any vacation time available to but not used by Executive within the prescribed period.

4.5           Travel, Entertainment and Other Business Expenses. During the period of employment pursuant to this Agreement, Executive will be reimbursed for reasonable expenses incurred for the benefit of the Company in accordance with the general policy of the Company. Those reimbursable expenses shall include properly documented, authorized or otherwise reasonably required, travel, entertainment and other business expenses incurred by Executive, other than those expenses related to or in connection with routine commutation to and from Executive’s home, in accordance with the Company’s general policy. In addition, the Company will reimburse the Executive for legal fees incurred by him in negotiating this Agreement in a maximum amount not to exceed $15,000, payable with ten (10) days of presentation of invoices therefor.

4.6           Deductions. All references herein to compensation to be paid to Executive are to the gross amounts thereof which are due hereunder. The Company shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of the law (including, without limitation, social security payments, income tax withholding and any other deduction required by law) now in effect or which may become effective at any time during the term of this Agreement.

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4.7           Option Grants.

(a)           Initial Option Grant. On the Effective Date, Executive shall be awarded a stock option to purchase 200,000 shares of the Company’s common stock, par value $.001 per share (“Common Stock”), at an exercise price of $2.00 per share in the form attached hereto as Exhibit A-1. Such option shall be exercisable for a 10-year period commencing on the Effective Date, and shall vest with respect to 40,000 shares of Common Stock on each anniversary of the Effective Date.

(b)           Liquidity Option Grant. Executive shall be awarded an additional stock option on the Effective Date to purchase 400,000 shares of Common Stock at an exercise price of $2.00 per share, in the form attached hereto as Exhibit A-2. Such option shall be exercisable only upon the occurrence of a Liquidity Event (as defined below), and in such event such option shall be exercisable as to (i) 100,000 shares of Common Stock if such Liquidity Event results in consideration paid to the Company’s stockholders of at least $2.50 per share of Common Stock but less than $2.80 per share of Common Stock, (ii) 200,000 shares of Common Stock if such Liquidity Event results in consideration paid to the Company’s stockholders of at least $2.80 per share of Common Stock but less than $3.10 per share of Common Stock, (iii) 300,000 shares of Common Stock if such Liquidity Event results in consideration paid to the Company’s stockholders of at least $3.10 per share of Common Stock but less than $6.00 per share of Common Stock, and (iv) all 400,000 shares of Common Stock if such Liquidity Event results in consideration paid to the Company’s stockholders of $6.00 per share or more.

(c)           Liquidity Event. “Liquidity Event” shall mean any (i) consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, do not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (iii) any liquidation or dissolution of the Company, as a result of which (in each case of clauses (i), (ii) and (iii)), the Company’s stockholders receive cash and/or marketable securities listed on a national securities exchange (other than of the Company). For the purpose of valuing any shares of marketable securities received by the Company’s stockholders on a Liquidity Event, such shares shall be valued at the closing sales price of such shares on the principal stock exchange on which such shares are listed or traded on the date of such Liquidity Event.

4.8           Life Insurance Policy. The Company shall continue to maintain in effect the term life insurance policy insuring the life of Executive previously purchased by the Company. Following any termination of employment, Executive shall be permitted to continue such policy by paying premiums directly. Notwithstanding anything to the contrary in this Section 4.7, the Company shall not be obligated to expend more than $1,000 per year to maintain such policy.

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5.           Term; Severance.

5.1           Term. This Agreement shall be for a term of five (5) years commencing on the Effective Date, unless sooner terminated as hereinafter provided. The term of this Agreement shall automatically be renewed for successive periods of one year after the initial five-year term unless either the Executive or the Company the Company delivers a written notice of termination to the other party at least 180 days prior to the start of any such renewal period.

5.2           Severance. In the event (a) the Company terminates Executive’s employment under this Agreement for any reason other than for “Cause” under Section 7, or (b) Executive terminates his employment under this Agreement for Good Reason (as defined below), Executive shall be entitled to receive (i) a cash payment in the amount of $100,000 payable within 10 business days of the date of termination, and (ii) aggregate severance payments (“Severance Payments”), equal to 18-months’ of Executive’s then monthly base salary under Section 4.1; provided, however, that if the Company’s LTM EBITDA as of the date of such termination is less than $5,000,000, the Severance Payments shall be equal to 12-months’ of Executive’s then monthly base salary under Section 4.1. The Severance Payments shall be paid to Executive in equal monthly installments, each such installment equal to Executive’s then monthly base salary under Section 4.1, provided Executive is then in compliance with his obligations under Section 6 of this Agreement.

5.3           Good Reason. For the purposes hereof, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a reduction in Executive’s base salary to an amount below that provided for under Section 4.1, (ii) the termination or material reduction of any material employee benefit or perquisite enjoyed by the Executive (other than in connection with the termination or reduction of such benefit or perquisite to all executives of the Company or as may be required by law), (iii) the Company relocates its offices outside of the greater New York metropolitan area requiring Executive to relocate his primary residence in order to perform his duties and responsibilities described herein; (iv) a material diminution in Employee’s authority, duties or responsibilities, or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within thirty (30) calendar days after the closing of a merger, consolidation, sale or similar transaction. Notwithstanding the foregoing, following written notice from the Executive of any of the events described in (i) through (iv) above, the Company shall have thirty (30) calendar days in which to cure the alleged conduct.  If the Company fails to cure, the Executive’s termination shall become effective on the 31st calendar day following such written notice.

6.           Nondisclosure and Non-Compete.

6.1           Definitions. The following words and expressions used in this Agreement shall have the respective meanings hereby assigned to them as follows:

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(a)          “Affiliate” shall mean any partnership, firm, corporation, association, trust, unincorporated organization or other entity, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

(b)          “Business Associate” shall mean and refer to any individual, partnership, corporation, associations or other business enterprise in any form which has had in the past, have currently, shall have or be attempting to develop during the Restriction Period a business relationship with the Company or any of its Affiliates as a customer or supplier.

(c)          “Customer” shall mean and refer to any past or current customer of the Company or any of its Affiliates and shall also include those prospective customers who are actively being marketed by the Company or any of its Affiliates during the term of this Agreement.

(d)          “Competitor” shall mean and refer to any individual, partnership, corporation, association or other business enterprise in any form, other than the Company and its subsidiaries, which at any time during the Restriction Period, either directly or indirectly, (i) engages in the business of promotion marketing as an agent, and sells to Customers in the Restriction Area or (ii) engages in any other business directly competitive with the Company or any of its subsidiaries and sells to Customers in the Restriction Area, provided that work done, not as an agent, but for a principal’s own account, as an employee of such principal, shall not be considered participation with a Competitor.

(e)          “Confidential Information” shall mean and refer to all information of the Company and its Affiliates which is not generally known or available to the public or a Competitor (whether or not in written or tangible form), the knowledge of which could benefit a Competitor, including without limitation, all of the following types of information:

(i)	information pertaining to, Customers, Personnel and Business Associates;
(ii)	research, projections, financial information, cost and pricing information, invoices and internal accounting statistics;
(iii)	product or service development plans and marketing strategies;

(iv)	purchasing methods; and
(v)	trade secrets, or other knowledge or processes of or developed by the Company or any of its Affiliates.

(f)          “Confidential Materials” shall mean and refer to any and all documents, materials, programs, recordings or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which Confidential Information may be contained.

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(g)           “Personnel” shall mean and refer to any and all employees, contractors, agents, brokers, consultants or other individuals rendering services to the Company or any of its Affiliates for compensation in any form, whether employed by or independent of the Company or any of its Affiliates.

(h)           “Restriction Area” shall mean and refer to the United States.

(i)           “Restriction Period” shall mean and refer to the period of time, commencing on Executive’s date of employment and expiring 12 months after, for any reason whatsoever, the employment relationship between Executive and the Company or any of its Affiliates terminates.

6.2          Covenant Not to Compete.

(a)           During the Restriction Period, Executive shall not directly or indirectly, own, manage, invest or acquire any economic stake or interest in, or otherwise engage or participate in any manner whatsoever in any Competitor (whether as a proprietor, partner, shareholder, investor, manager, director, officer, employee, venturer, representative, agent, broker, independent contractor, consultant, or other participant). Executive, however, shall not be prohibited from owning a passive investment of less than two percent (2%) of the outstanding shares of capital stock or bonds of a corporation, which stock or bonds are listed on a national securities exchange or are publicly traded in the over-the-counter market.

(b)           The parties recognize the possibility that there might be some limited ways, which the parties do not now contemplate, through which Executive might be able to participate in a Competitor, and which pose no risk of harm to the interests of the Company or its Affiliates. If, prior to beginning any such relationship with a Competitor, Executive makes a full disclosure to the Company of the nature of Executive’s proposed participation, the Company agrees to evaluate whether it or its Affiliates will suffer any risk of harm to it or their respective interests, and will notify Executive if it has any objection to Executive’s proposed participation; provided, however, that the Company’s failure to notify Executive shall not be deemed to be an approval of Executive’s proposed participation. The Company’s determination in this regard shall be final and not subject to review. If Executive fails to make the prior disclosure required by this Section 6.2(b), it shall be conclusively presumed and Executive shall be deemed to have admitted that his participation in a Competitor during the Restriction Period will cause harm to the interests of the Company or its Affiliates.

6.3          Covenant Not to Interfere.

(a)           During the Restriction Period, Executive shall not, directly or indirectly, solicit, induce or influence, or attempt to induce or influence, any Customer to terminate a relationship which has been formed or that Executive knows is being formed with the Company or any of its Affiliates, or to reduce the extent of, discourage the development of, or otherwise harm its relationship with the Company or any of its Affiliates, including, without limitation, to commence or increase its relationship with any Competitor.

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(b)           During the Restriction Period, Executive shall not, other than during the term of this Agreement consistent with his duties and obligations under Section 2 hereof, directly or indirectly, recruit, solicit, induce or influence, any Personnel known by Executive to be employed by the Company or any of its Affiliates to discontinue, reduce the extent of, discourage the development of, or otherwise harm their relationship or commitment to the Company or its Affiliates, including, without limitation, by employing, seeking to employ or inducing or influencing a Competitor to employ or seek to employ any Personnel of the Company or any of its Affiliates, or inducing an employee of the Company or any of its Affiliates to leave employment by the Company or its Affiliate, as the case may be. Any general solicitation to the public that is not directed at the Company and/or any of its Affiliates shall not constitute a breach of this paragraph, and the restrictions set forth herein shall not apply to any person (i) who initiates contact with Executive or Executive’s then current employer in response to a general solicitation to the public, or (ii) who initiates contact with Executive or Executive’s then current employer in response to any general search conducted by a placement firm which does not expressly target such Personnel.

(c)           During the Restriction Period, Executive shall not, other than during the term of this Agreement consistent with his duties and obligations under Section 2 hereof, directly or indirectly, solicit, induce or influence, or attempt to induce or influence, any Business Associate to discontinue, reduce the extent of, discourage the development of, or otherwise harm its relationship with the Company or any of its Affiliates, including, without limitation, by inducing a Business Associate to commence, increase the extent of, develop or otherwise enhance its relationship with any Competitor, or to refuse to do business with the Company or any of its Affiliates.

6.4	Confidential Information.

(a)           Duty to Maintain Confidentiality. Executive shall maintain in strict confidence and duly safeguard to the best of his ability any and all Confidential Information. Executive covenants that Executive will become familiar with and abide by all policies and rules issued by the Company now or in the future dealing with Confidential Information.

(b)           Covenant Not to Disclose, Use or Exploit. Executive shall not, directly or indirectly, disclose to anyone or use or otherwise exploit for the benefit of anyone, other than the Company and its Affiliates, any Confidential Information.

(c)           Confidential Materials. All Confidential Materials are and shall remain the exclusive property of the Company. No Confidential Materials may be copied or otherwise reproduced, removed from the premises of the Company, or entrusted to any person or entity (other than the Personnel entitled to such materials by authorization of the Company) without prior written permission from the Company. Notwithstanding the foregoing, Executive may copy Confidential Information and remove such Confidential Information from the Company’s premises to Executive’s residence, in each case, in the ordinary course of business in the discharge of Executive’s duties and obligations under this Agreement.

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6.5           Company Property. Any and all writings, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at request or upon the suggestion of the Company or any Affiliate thereof, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company or any Affiliate thereof, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive shall make full disclosure to the Company of all such writings, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, improvements, processes, procedures and techniques. Notwithstanding anything contained herein to the contrary, nothing herein shall restrict the Executive in the use of general information, thoughts and processes acquired by Executive prior to the commencement of his employment with the Company hereunder during his career in the marketing and promotion field.

7.           Discharge for Cause. the Company may discharge Executive at any time for Cause. For purposes of this Agreement, “Cause” shall mean (a) indictment for criminal conduct constituting a felony offense, (b) alcohol or drug abuse which impairs Executive’s performance of his duties hereunder in any material respect, or (c) incompetence, insubordination, willful misconduct, willful violation of any express direction or any reasonable rule or regulation established by the Board from time to time, after, in each case under this clause (c) which is capable of curing, written notice is provided to Executive and Executive has failed to cure such acts or action after a period of fifteen (15) days. In the event that the Company wishes to discharge Executive under clause (c) above, the Company shall notify Executive in writing of the Company’s intention to discharge Executive and of the time (which shall be at least 48 hours after such notice) and place when Executive may have a hearing before the Board. Within five (5) business days following such hearing, the Board shall advise Executive of its determination and, if Executive is to be terminated, of the date of Executive’s termination. In the event of any termination pursuant to this Section 7, the Company shall have no further obligations or liabilities hereunder after the date of such discharge.

8.           Consequences Upon Termination.

8.1           Payment of Compensation Owed. Upon the termination of Executive’s employment and this Agreement for any reason whatsoever, the Company shall promptly pay to Executive all compensation owed to Executive up until the date of termination.

8.2           Return of Property. Upon the termination of Executive’s employment and this Agreement for any reason whatsoever, Executive shall promptly return to the Company all Confidential Materials in his possession or within Executive’s control, all keys, credit cards, business card files and other property belonging to the Company.

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9.           Remedies.

9.1           Equitable Relief. The parties acknowledge that the provisions and restrictions of Section 6 of this Agreement are reasonable and necessary for the protection of the legitimate interests of the Company and Executive. The parties further acknowledge that the provisions and restrictions of Section 6 of this Agreement are unique, and that any breach or threatened breach of any of these provisions or restrictions by Executive will provide the Company with no adequate remedy at law, and the result will be irreparable harm to the Company. Therefore, the parties agree that upon a breach or threatened breach of the provisions or restrictions of Section 6 of this Agreement by Executive, the Company shall be entitled, in addition to any other remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, obtain specific performance or a temporary or permanent injunction, without the necessity of establishing the likelihood of irreparable injury or proving damages and without being required to post bond or other security.

9.2           Modification of Restrictions; Full Restriction Period. If the Restriction Period, the Restriction Area or the scope of activity restricted in Article 6 should be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, the Restriction Area shall be reduced by the elimination of such portion thereof or the scope of the restricted activity shall be modified, or any or all of the foregoing, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Executive violates any of the restrictions contained in Article 6, the Restriction Period shall not run in favor of Executive from the time of commencement of any such violation until such time as such violation shall be cured by Executive to the reasonable satisfaction of the Company.

9.3           Arbitration. Except for the provisions of Sections 9.1 and 9.2 above, any controversy, dispute, or difference arising out of or relative to this Agreement or the breach thereof shall be determined by arbitration in New York City before three arbitrators. The arbitration shall be governed by the Federal Arbitration Act and administered by the American Arbitration Association under its Commercial Arbitration Rules, provided that persons eligible to be selected as arbitrators shall be limited to attorneys-at-law who have practiced law for at least 15 years as an attorney in New York specializing in either general commercial litigation or general corporate and commercial matters. A demand for arbitration under this provision shall be made in writing to the other party within sixty (60) days of the date the party demanding arbitration knew or should have known of the event giving rise to the claim, but in no event more than two (2) years after the event giving rise to the claim, or the claim shall be forever barred. The parties agree that judgment upon any award rendered may be entered in any court having jurisdiction thereof as an enforceable judgment or decree.

10.         Consideration for Restrictive Covenants. Executive acknowledges that the execution of this Agreement and compliance with it by the Company shall constitute fair and adequate consideration for Executive’s compliance with the restrictive covenants contained in the respective sections of this Agreement.

11.         Miscellaneous.

11.1           Governing Law. This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the parties hereto, shall be governed and construed by the laws of the State of New York applicable to contracts to be performed wholly within New York, without regard to principles of conflicts of laws and without the aid of any canon, custom or rule of law requiring construction against the drafter.

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11.2           Waiver. A waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall not be deemed or construed as a further or continuing waiver of any such condition or the breach of any other term, covenant, representation, or warranty set forth in this Agreement.

11.3           Additional Restrictions. The restrictions contained in this Agreement are cumulative with, and not in replacement of, any other restrictions to which Executive may otherwise be subject.

11.4           Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements (including the Original Employment Agreement), and contemporaneous understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

11.5           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.5):

(a) if to the Company:

‘mktg, inc.’
75 Ninth Avenue

New York, New York 10011

Telecopy: (212) 660-3878

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Attn: Zev M. Bomrind, Esq.

Telecopy: (212) 922-3880

(b) if to Executive:

Charlie Horsey

11 Edgewood Rd.

Madison, New Jersey 07940

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with a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP

437 Madison Ave., 40th Floor

New York, NY 10022

Attn: Lawrence R. Haut, Esq.

Telecopy: (212) 754-0330

11.6           Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8           Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.9           Amendment or Termination. No agreement shall be effective to change, modify, waive, release, amend, terminate, discharge or effect an abandonment of this Agreement, in whole or in part, unless such agreement is in writing, refers expressly to this Agreement and is signed by the party against whom enforcement of the change, modification, waiver, release, amendment, termination, discharge or effectuation of the abandonment is sought.

11.10        Indemnification.

(a)             The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any of its Affiliates or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Company’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.

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(b)           Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 11.10(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption that the Executive has not met the applicable standard of conduct.

(c)           The Company agrees to continue and maintain directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers and directors, as applicable.

11.11      Code Section 409A.

(a)           This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)           Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

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(c)           Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(d)           Each payment of termination benefits under Section 5.2(a) of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e)           If Executive is entitled to be paid or reimbursed for any taxable expenses under Sections 4.4 or 4.5 hereof, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under Sections 4.4 or 4.5 hereof shall be subject to liquidation or exchange for another benefit.

(f)           The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

‘mktg, inc.’

By	/s/ Paul Trager
Paul Trager, Chief Financial Officer

/s/ Charlie Horsey
Charlie Horsey
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Exhibit A-1

Initial Option Grant

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Exhibit A-2

Liquidity Option Grant

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Schedule A

EBITDA BONUS ILLUSTRATION